CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 12, 1999 and November 15, 1999, relating to the financial statements and financial highlights which appear in the September 30, 1999 Annual Reports to Shareholders of Stein Roe Capital Opportunities Fund, Stein Roe Disciplined Stock Fund, Stein Roe Large Company Focus Fund, Stein Roe Small Company Growth Fund and Stein Roe Midcap Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement. /s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 12, 2000